COMPANIES ORDINANCE

A COMPANY LIMITED BY SHARES

ARTICLES

OF

VERTICON LTD.

TABLE OF CONTENTS

Interpretation	3
Private Company	4
The Company’s Capital	4
The Rights Attached to the Shares	5
The Company’s Shares	5
Calls on Shares	6
Forfeiture of Shares	7
Lien on Shares	8
Transfer of Shares	9
Transmission of Shares and Debentures (Transfers by Virtue of the Law)	10
Alterations to Capital	10
Increase of Capital	11
Alteration of Rights attached to Classes of Shares	11
Borrowing Powers	12
General Meetings	12
Discussion at General Meetings	13
Voting by Members	14
Directors	16
Alternates and Proxies	19
The Directors’ Activities	20
Branch Registers	21
Secretary	21
Signing on behalf of the Company	22
Dividends	22
Reserve Fund	23
Dividends in Specie and Capitalization of Profits	23
Accounts	24
Notices	25
Reorganization of the Company	26
Indemnity	27
Winding up	27

COMPANIES ORDINANCE

A COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

VERTICON LTD.

Interpretation

1.	In these articles:

“the Company” means the above mentioned company;

“the Companies Ordinance” means the Companies Ordinance (New version), 5743-1983 as amended or as shall be amended or as in force from time to time, including any law replacing it;

“the law” means the Companies Ordinance, the Securities Law, 5728-1968 and any valid law in connection with companies as worded from time to time;

“these articles” means the articles of association as worded here or as altered from time to time;

“directors” includes alternatives, substitutes or their proxies;

“the office” means the Company’s registered office as shall be from time to time;

“the seal” means the Company’s seal, including the Company’s rubber stamp;

“month” means a Gregorian month;

“writing” means printing, lithography, photocopying and any other form of reproducing or imprinting words in visible form;

“securities” means shares, debentunes, capital notes, securities convertible into shares and certificates conferring rights to such securities.

2.
The provisions of sections 3, 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981 shall apply, mutatis mutandis, also to the interpretation of these articles, unless the context otherwise admits.

3.
Words importing the singular shall also include the plural, and vice versa. Words importing the masculine shall also include the feminine, and vice versa; and any words importing a person shall also include a corporation.

1.4	Save for the aforegoing, every word and expression in these articles shall bear the meaning ascribed thereto in the law, unless the context otherwise admits.

1.5	The articles contained in the Second Schedule to the Companies Ordinance shall not apply to the Company.

Private Company

6.	The Company will be a private company and accordingly:

(a)	The right to transfer shares in the Company is restricted in the manner set forth below.

(b)
The number of members of the Company shall at all times be limited to fifty (save for persons employed by the Company and persons who were formerly employed by the Company who were, at the time of their employment, members of the Company and have continued to be members of the Company after the termination of their employment with the Company), provided that where two or more persons jointly hold one or more of the Company’s shares, they shall, for the purposes of this article, be deemed only one member.

(c)	Any invitation to the public to subscribe for shares or debentures of the Company is prohibited.

The Company’s Capital

7.
The Company’s authorized share capital is 38,100 (thirty eight thousand one hundred) new shekels divided into 3,810,000 (three million eight hundred and ten thousand) ordinary shares of NIS 0.01 n.v. each.

The Rights Attached to the Shares

8.
The ordinary shares will rank pari passu in all respects. Each ordinary share confers on the holder thereof the right to receive dividends and bonus shares, the right to participate in a distribution of the Company’s assets at the time of its winding-up and the right to receive notices to and attend and vote at general meetings of the Company of any kind.

The Company’s Shares

9.
Subject to the provisions of these articles or the conditions prescribed in a resolution of the shareholders creating new shares, the Company’s shares shall be under the supervision of the board of directors, which may issue and allot them to such persons, on such conditions, in such manner and at such times as it deems fit, and grant options to purchase the shares.

10.	Any resolution regarding an allotment of shares of the Company shall require a unanimous resolution of the board of directors.

11.	Where two or more persons are registered as the joint holders of a share, each of them may give binding receipts for any dividend or other money in connection with such share.

12.
The Company will recognize the shareholder who is recorded in the shareholders’ register as the sole holder of the share in respect of which he is recorded as the holder in the Company’s registers. The Company will not recognize a right to a share based on the rules of equity or on a contingent, future or partial or right, or any other right in connection with the share, save for the right of the registered holder as aforesaid.

13.	(a)
A member shall be entitled to receive from the Company, free of charge, within a period of six months after the allotment of the shares or registration of a transfer of shares (unless the terms of issue specify a longer period) one share certificate in respect of all the shares registered in his name. The share certificate shall specify the number of shares and the serial numbers thereof and the amount paid up in respect thereof to the Company, and any other detail which the board of directors deem important. Where a share is held jointly, the Company will not be obliged to issue more than one certificate to all the joint holders, and the delivery of such certificate to one of the joint holders shall be deemed delivery to all of them.

(b)	Each share certificate shall bear the Company’s seal together with the signatures of the persons authorized to bind the Company by their signatures.

2

(c)
A share certificate which has become worn, defaced, destroyed or lost may be renewed in reliance upon such proof and guarantees ad the directors may demand, and if worn or destroyed - after the return of the old certificate, and in all cases - after payment of such amount of money as the board of directors may from time to time determine.

(d)
The Company’s funds may not be used for the purchase of shares of the Company or for the giving of loans secured by shares of the Company. However, nothing contained in this article shall prohibit the transactions permitted within the scope of section 139 of the Companies Ordinance.

(e)
At the time of issuing shares of the Company in order to raise money to pay for the costs of erecting installations or buildings or for the acquisition of equipment for any plant which is not likely to yield profits for a long period, the Company may pay interest on the unpaid part of such share capital which was issued as aforesaid, in accordance with and subject to the provisions of section 140 of the Companies Ordinance, and charge the amount paid as interest to a fund as part of the cost of erecting the installation, building, equipment or plant.

14.
The company may pay any person a commission (including underwriting commissions), or a brokerage fee, at a rate which shall not exceed ten percent of the price at which the shares were issued, in consideration for his subscribing or agreeing to subscribe (whether conditionally or unconditionally)for shares of the Company, or in consideration for his procuring the subscription or agreement to subscribe of other persons on applications (whether conditionally or unconditionally) for the purchase of shares in the Company, subject to and in accordance with the provisions of sections 135-138 of the Companies Ordinance. Payments as referred to in this article may be paid in cash or in securities of the Company, or partly in one way and partly in the other.

Calls on Shares

15.
If according to the terms of issue of shares there is no fixed date for the payment of all or part of the price payable in respect thereof, the Company may from time to time make calls on the members in respect of monies which have not yet been paid in respect of the shares held by them, and each member will be obliged to pay the Company the amount of the call made on him - provided that he receives prior notice of 14 (fourteen) days regarding the date and place for payment - at such place and at such time as is specified. A call may be cancelled or postponed to a later time, as by the Company’s board of directors.

16.	A call shall be deemed to have been made on the date on which the board of directors decides on the call.

17.	Joint holders of a share shall be jointly and severally liable for payment of the calls.

18.
Where a call on account of a share is not paid on the date designated for payment thereof, or prior thereto, the holder of the share or the person to whom it was allotted shall be obliged to pay interest on the amount of the call, at such rate as is prescribed by the board of directors, which shall not exceed the normal rate as is prescribed by the board of directors, which shall not exceed the normal rate of interest at banks in Israel on approved overdraft accounts, commencing from the date designated for payment and until the date of actual payment, as well as expenses, if any were incurred. The board of directors may waive all the interest or part thereof, and it may also waive the expenses.

19.
Any amount which, according to the share’s allotment terms, must be paid at the time of allotment or on a fixed date, whether on account of the nominal value of the share or as a premium, shall for purposes of these articles be deemed to be a call duly made, the date for payment of which shall be the date fixed for payment, and in the event of non-payment, all the articles herein relating to unpaid calls, including provisions regarding payments of interest, expense, forfeiture of shares and the like, shall apply to such non-payment.

20.
A shareholder shall not be entitled to receive a dividend from the Company or to exercise any right he has as a shareholder, including rights to vote, until such time as he has paid all the calls payable from time to time, together with interest and expenses, if any, applicable to his shares, whether he holds the shares alone or together with another person.

21.
The board of directors may, if it deems fit, accept from a member willing to advance the same or all or part of the monies owing on account of his shares, such being in addition to amounts which have actually been called. The board of directors may also pay such member interest on the amounts paid by him in advance as aforesaid, or on such part thereof as exceeds the amount called for the time being on the shares in relation to which the advance payment was made.

Forfeiture of Shares

22.
Should a member fail to pay any call, in whole or in part, by the time specified for the payment thereof, the Company may, so long as the call or part thereof remains unpaid, serve notice on the member demanding him to pay the amount of the call which has not yet been paid, together with interest and other expense incurred as a result of such non-payment.

23.
The notice as referred to in article 22 shall specify a time and place (which shall not be earlier than thirty days from the date of the notice) for effecting payment of the call or part thereof, together with interest and all the expense incurred as a result of the non-payment. The notice shall further state that non-payment on the date specified, or prior thereto, at the place specified, will likely result in the forfeiture of the shares in respect of which the call was made.

24.
If the demands mentioned in the aforesaid notice are not fulfilled, the Company may at any time thereafter, and prior to discharge of the payment, including interest and expenses as demanded in the notice, forfeit any share in respect of which the aforesaid notice was given. Forfeitures of shares shall include all the dividends in respect of such shares which have not been paid prior to the forfeiture, even if such dividends have been declared.

25.	The board of directors may, at any time prior to the sale, re-allotment or transfer of a share which has been forfeited, cancel the forfeiture on such conditions as it deems expedient.

26.
A member whose shares have been forfeited will be liable to pay the Company, notwithstanding the forfeiture, all the calls which were not paid in respect of such shares prior to the forfeiture, together with maximum interest up to the date of payment, in exactly the same manner as if the shares had not been forfeited, and such member shall be obliged to comply with all the claims and demands the Company could have enforced in relation to the shares up to the date of forfeiture. The member’s liability shall cease after the Company receives the full nominal value of the shares forfeited, or, if the shares forfeited as aforesaid were allotted at a premium, the nominal value thereof together with the premium. The forfeiture of a share shall at the time of forfeiture result in the cancellation of any right in the Company and any claim or demand against the Company in relation to the share or by virtue thereof, except for those rights and obligations which are excluded according to these articles, or which the law grants or imposes on a former member.

Lien on Shares

27.
The Company shall have a first and paramount lien over the shares which have not been fully paid up that are registered in the name of a member (whether alone or together with others) and over the proceeds of the sale thereof, as security for amounts of money (whether currently payable or not) in respect of such shares the payment of which has already been called or which are payable at a fixed time in the future. The company shall also have a lien over all the shares (save for shares which have been fully paid up) registered in the name of a member, as security for monies due to the Company from him or his property, whether the debts are due from him alone or jointly with others. Such lien shall also apply to the dividends which have been declared from time to time in relation to such shares; the registration of a transfer of the shares shall constitute a waiver by the Company of its lien (if it has such lien) over the shares, unless otherwise decided by the Company’s board of directors.

28.
For the purposes of realising such lien, the directors may sell the shares over which the lien applies in such manner as they see fit, but no sale shall be effected until after the due date for payment has arrived and after written notice has been delivered to the member, his heirs, the executors of his will or administrators of his estate regarding the Company’s intention to sell the shares, and/or if the aforesaid debts or obligations are not paid, discharged or performed within 14 (fourteen) days after the date of the notice.

29.
The net proceeds of the sale, after deduction of the selling expenses and any tax, fee or compulsory levy, shall be applied towards the discharge of all the debts, obligations and commitments of such shareholder to the Company, and the balance, if any, shall be paid to the member registered as the shareholder, or to his guardians or the administrators of his estate or the executors of his will or his heirs.

30.
Where a sale has been effected after a forfeiture or for purposes of realising a lien whilst exercising the powers granted above in good faith, the board of directors may register such shares in the Company’s registers in the purchaser’s name, and the purchaser will not be obliged to investigate the validity of the auctions or the manner in which the purchase price was applied, and after such shares have been recorded in the register of shareholders in the purchaser’s name, no person may challenge the validity of the sale.

Transfer of Shares

31.
Subject to the restrictions stipulated in these articles, the Company’s shares shall be transferable, but no transfer of shares shall be recorded in the Company’s registers, unless a proper share transfer deed has been signed by the transferor and the transferee, and the transferor shall continue to be deemed to be the share holder of such shares, so far as the Company is concerned, until the transferee’s name is recorded in the Company’s registers as the holder of the shares. Every transfer must be effected in writing on the usual form or on such form as specified from time to time by the board of directors, or by way of some other document which is approved by the board of directors. The share transfer deed shall be lodged with the office, together with the certificate in respect of the shares being transferred, and together with any proof the board of directors my reasonably demand for the purposes of ascertaining the transferor’s right to transfer his shares.

32.	No transfer of shares in the Company shall be valid unless approved in a unanimous resolution of the board of directors, which may, in its absolute discretion, refuse to approve the transfer.

33.	The Company may demand a payment to cover the costs of registering a transfer, in such amount as is specified by the board of directors from time to time.

34.
Until otherwise determined by the board of directors of the Company, the Company’s registers shall be closed for the registration of transfers for a period of seventy-two hours prior to any ordinary general meeting of the Company, and at such other times for such periods as the board of directors from time to time determines, provided that the Company’s registers shall not be closed for a cumulative period of more than thirty days in each year.

Transmission of Shares and Debentures (Transfers by Virtue of the Law)

35.
Upon the death of a holder of shares or debentures in the Company, the Company will recognize (the surviving joint shareholder or shareholders - where the deceased held the share jointly with others - and the guardians or administrators of the estate or heirs of the deceased - where the member held the shares alone or was the only surviving joint shareholder of a share or debenture held jointly - as the only persons having the right to the shares or debentures of the deceased.

The aforegoing will not release the estate of joint holders or debenture from any obligation the deceased owed to the Company prior to his death in relation to a share or debenture held by him jointly with others.

36.
A person acquiring a right to a share or debenture by virtue of being the guardian, administrator, heir, receiver or trustee in bankruptcy of a member, or who acquires a right pursuant to the provisions of any law, may, once he has proved his right - as the board of directors reasonably demands - be registered as the holder of the share or debenture, or transfer it to another, subject to the provisions contained in these articles with regard to transfer.

37.
A person acquiring a right to a share or debenture as a result of the transmission thereof shall be entitled to receive a dividend and to give receipts for a dividend or other payments payable in connection with the share or debenture, but will not be entitled to receive notices of meetings of the Company or to attend or vote thereat in connection with such share or debenture, or to exercise any right of a member or debenture holder, until after he has been recorded in the Company’s registers as a member in relation to such share, or as the holder of such debenture.

Alterations to Capital

38.	The Company may from time to time by special resolution -

(a)
consolidate and divide all or part of its share capital into shares of a larger denomination than the existing shares for the time being, provided that in the case of a share which has not been fully paid up in the same ratio that existed between the amount paid up and the amount unpaid on the share shall be maintained also after such division;

(b)	cancel shares which have not been allotted or it has not been agreed to allot them to any person, or

(c)	sub-divide its share capital, in whole or in part, into shares of a smaller denomination than that specified in the memorandum or articles, by a sub-division of shares, in whole or in part, or

(d)	reduce its share capital and any capital redemption reserve fund in such manner as it deems fit, subject to the provisions of section 151 of the Companies Ordinance.

39.	The Company may, having regard to the provisions of the Companies Ordinance, issue redeemable preference shares and redeem them.

Increase of Capital

40.
The Company may, from time to time, by special resolution, increase its authorized share capital - whether or not all the authorized capital for the time being has been issued, and whether or not the issued shares have been paid up in full - by the creation of new shares. The new shares shall be of such nominal value, and have such preferred, deferred or other special rights (subject to special rights of an existing class of shares), or be subject to such conditions and restrictions regarding dividend repayment of capital, voting or otherwise as the shareholders meeting directs in its resolution on the increase of capital.

41.
Unless otherwise stipulated in these articles or in the special resolution creating the new shares, the entire new share capital shall be deemed part of the original share capital, and shall be subject to the same articles in relation to the payment of calls, lien, transfer, transmission, forfeiture and the like which apply in respect of the original share capital.

Alteration of Rights attached to Classes of Shares

42.
If at any time the Company’s share-capital is divided into different classes of shares, it shall be possible to alter the rights attached to any class of shares (unless otherwise stipulated in the terms of issue of the shares of such class) after the passing of a special resolution of the Company, and only if written consent is also obtained from the holders of three-quarters of the issued shares of that class, or with the approval of a special resolution passed at an extraordinary general meeting of the holders of the shares of such class. The provisions of these articles regarding general meetings shall also apply, mutatis mutandis, to such separate general meeting.

43.
The rights conferred on the holders of shares of a particular class which have been issued with special rights will not be deemed to have been altered by the creation or issue of additional shares ranking pari passu with them, unless otherwise stipulated in the terms of issue of such additional shares.

Borrowing Powers

44.
The board of directors may from time to time, in its discretion, raise, borrow or secure the repayment of monies for the Company’s objects. The board of directors may raise or secure the payment or repayment of such monies in such manner and on such conditions as it, in its discretion, deems fit, and in particular by the issue of debentures or debenture stock secured by a charge over all or any of the Company’s property and rights (present and future), including the Company’s uncalled capital.

General Meetings

45.
General meetings shall be held at least once a year, at such time and place as determined by the board of directors, but not later than 15 (fifteen) months after the previous general meeting. Such general meetings shall be called “ordinary meetings,” and all other meetings of the Company shall be called “extraordinary meetings.” The ordinary meeting shall consider and receive the directors; report, profit and loss statement and balance sheet, shall appoint auditors and discuss any other matters which must be discussed at the Company’s annual general meeting, pursuant to these articles or the law. Any other matter will be deemed to be a special matter for the purposes of these articles.

46.
The board of directors may, whenever it deems fit, convene an extraordinary meeting, and subject to the provisions of section 109 of the Ordinance, it shall be obliged to convene an extraordinary meeting on the demand of members who, on the date of making the demand, hold at least 10% (ten percent) of the paid up share capital which at that time confers a right to vote at general meetings of the Company. Every such demand must specify the purposes for which persons making the demand wish to call the meeting, and shall be delivered to the office signed by the persons making the demand. The demand may be comprised of a number of documents identically worded, each of which has been signed by one or more of the persons making the demand. If the directors fail to convene a meeting within 21 (twenty-one) days from the date such demand is made, the persons making the demand - or those of them who represent more than one-half of the voting rights of all of them - may themselves convene the meeting, provided that a meeting convened as aforesaid shall not be held after the expiry of three months from the date on which the demand was made, and it shall be convened, so far as possible, in the same manner in which meetings are convened by the Company’s board of directors.

47.	The directors shall give at least seven days’ notice regarding the place, date and hour of the meeting, and where a special matter is on the agenda, the general nature of such matter.

The notice shall be given to those members entitled to receive notice from the Company pursuant to these articles. Where a special resolution is due to be passed, notice of 21 (twenty-one) days must be given of the shareholders’ meeting convened to pass such resolution. A meeting may be convened on shorter notice or without any notice or on other special conditions, if all the members entitled for the time being to receive notices have consented thereto. Such consent may be given retroactively, even after the meeting has been held.

Discussion at General Meetings

48.
The discussion of any matter at a general meeting of the shareholders may not be commenced unless a quorum is present at the time the meeting is opened. Two members present in person or by proxy and holding or representing more than 50% (fifty percent) of the Company’s voting rights shall constitute a quorum.

49.
If a quorum is not present within half an hour from the time appointed for a meeting, the meeting shall be cancelled, if called pursuant to a demand of the members in accordance with Section 109 of the Companies Ordinance and as mentioned in article 46 above. In every other case the meeting shall be automatically adjourned for one week, to the same time and place, or to such other day, time and place as the board of directors determine in a notice to shareholders. At such adjourned meeting matters for which the first meeting was called shall be discussed, regardless of the number of members in person or by proxy.

50.
The chairman of the board of directors (if there is one) shall chair every general meeting of the shareholders. If there is no chairman or if he refuses to chair the meeting, the members shall elect one of the directors - or if no director is present or if all the directors present refuse to chair the meeting - one of the members present, to serve as chairman of the meeting.

51.
With the consent of a meeting at which a quorum is present, the chairman may, and pursuant to a demand by the meeting shall be obliged to, adjourn the meeting from time to time and from place to place, as the meeting decides. If a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in the same way as notice is given of a first meeting. Save for the aforegoing, a member shall not be entitled to receive any notice of an adjournment or of the matters that will be discussed, provided that at any adjourned meeting as aforesaid only those matters the discussion of which was not concluded at the meeting at which the adjournment was decided upon may be discussed.

Voting By Members

52.
At every shareholders’ meeting a resolution put to the vote shall be passed on a show of hands, unless a demand is made - either before or after announcement of the result of the vote on a show of hands - for a poll in writing, either by at least two members present, or by a shareholder or shareholders, present in person or by proxy, holding at least one-twentieth of the Company’s issued share capital conferring the right to attend and vote at meetings of the Company, and unless a poll is demanded as aforesaid, the announcement by the chairman that the resolution was passed, or was passed unanimously or by a particular majority, or was defeated, or that a specific majority was not obtained, shall decide the matter and a note to that effect recorded in the minutes of such meeting shall serve as conclusive proof of the fact, and it shall not be necessary to prove the number of votes or the ratio of votes given for or against such resolution.

53.	If a poll is demanded as described above, the poll shall be held immediately and the results thereof shall be deemed a resolution of the meeting at which the poll was demanded.

54.	A demand for a poll shall not prevent the continuance of the meeting for purposes of discussing any other matter, save for that in relation to which the poll was demanded.

55.
Resolutions of the general meeting (save for special resolutions) shall be passed by a simple majority. The chairman of the meeting will not have an additional casting vote, whether or not the votes are tied, and whether the vote takes place on a show of hands or on a poll.

56.
Subject to and without prejudice to the rights or restrictions from time to time relating to special classes of shares forming part of the Company’s capital, including an absence of voting rights and the manner of electing directors as set forth in article 71 below, every member of the Company shall be entitled to one vote in respect of each ordinary share held by him and which has been paid up in accordance with calls, insofar as made from time to time, both in a vote on a show of hands and on a poll, irrespective of the nominal value of such share.

57.	If a member is legally incompetent, he may vote by means of his board of trustees, receiver, natural guardian or other legal guardian, and such persons may vote themselves or by proxy.

58.
Where two or more member are the joint holders of a share, in a vote on any matter whatsoever, whether ordinary or special, only the vote of the senior joint holder, in person or by proxy, shall be accepted, to the exclusion of the other registered joint holders of the share, and for this purpose the person whose name stands first in the register of member shall be deemed the senior joint holder.

59.	A member may vote, whether on a show of hands or on a poll, either in person or by proxy. A proxy need not be a shareholder of the Company.

60.
The appointment of a proxy shall be in writing signed by the appointer or his attorney who is duly authorized therefore in writing, and if the appointer is a corporation, the appointment shall be made under the seal of such corporation (if it has one) an in the absence of a seal, by an officer or attorney who is authorized to do so, coupled with the rubber stamp of such corporation. Where the appointer is outside the borders of the State of Israel, he may appoint a proxy by way of telegram.

61.	The instrument appointing a proxy to vote at a meeting shall be deemed to include the power to demand or participate in a demand for a poll on behalf of the appointer.

62.
A vote in accordance with the conditions of the proxy instrument shall be valid even if prior thereto the appointer dies or becomes legally incompetent or cancels the appointment instrument or transfers the share in relation to which the proxy was given, unless written notice is received at the office prior to the meeting that the member has died, become legally incompetent or has cancelled the appointment instrument or transferred the share; however, where a poll has been decided upon, written notice of cancellation of the appointment of the proxy shall be valid, if signed by the appointer and received at the office no later than one hour prior to the start of the vote.

63.
The proxy appointment instrument and power of attorney or other certificate (if any), or a copy certified by a notary, shall be lodged at the office or at such other place or places in or outside Israel as the board of directors from time to time determine, either generally, or in relation to a particular instance - at least forty-eight hours prior to the time appointed for the meeting or the adjourned meeting at which the person mentioned in such document intends voting; otherwise the person mentioned in the document may not vote pursuant thereto. A proxy appointment instrument shall no longer be valid after the elapse of twelve months from the date it was signed. The Company’s board of directors my, if it considers that there are grounds which justify this, approve a vote pursuant to a proxy appointment instrument even if it was not lodged in the manner described above.

64.	Every instrument appointing a proxy (whether for a special meeting or otherwise) shall be drawn up in the following text, or in a text as similar thereto as possible:

“I ___________ of ________, being a member holding voting rights in ____________ company, hereby appoint Mr. _________ of ______________ or in his absence Mr. _________ of ________ to vote on my behalf at the (ordinary/extraordinary) general meeting of the Company to be held on the ___ day of _______ in the year _______ and at any adjourned meeting thereof.

In witness hereof I have hereunto signed ______________.

This _____ day in the month of ____________ in the year ______.”

65.
Subject to the provisions of the law, any written resolution signed by the holder or holders of all the shares which have been issued for the time being or of such class of shares to which the resolution relates, as the case may be, shall be deemed valid in all respects in the same way as a resolution passed at a meeting of the Company’s shareholders or of such class of shareholders, as the case may be, duly called and convened for the purpose of passing resolution. Such resolution may be contained in a number of documents having the same text, each of which is signed by one shareholder or by several shareholders.

Director

66.
The Conduct of the Company’s business shall be bested in the board of directors, and it may exercise those powers of the Company and perform in its name those actions which the Company is authorized to exercise or perform, and which according to the law or these articles is not required to be done or exercised by a meeting of the Company’s shareholders. A regulation laid down by the Company at a shareholders’ meeting shall not affect the validity of a previous action of the board of directors which would have been valid had such regulations not been made.

67.	(a)	The number of directors of the Company shall not be less than two and more than (7) (hereinafter referred to as “the Maximum Number of Directors”).

(b)	A director of the Company is not required to purchase and/or hold any qualifying share in order to be eligible to serve as a director.

68.
The Company’s board of directors may continue to act even if the office of a director is vacated, provided that a quorum is present at every board of directors’ meeting. The quorum for directors’ meetings shall be at least one director.

69.
Notice regarding the convening of the board of directors shall be given to the directors in writing at least 72 (seventy-two) hours in advance. The directors may waive the necessity for such notice or agree to shorter notice.

70.
The directors’ remuneration - if any - shall be such amount as the Company from time to time determines at a meeting of its shareholders. The directors, their alternates and attorneys shall, with the board of directors’ approval, be entitled to receive expense in a reasonable amount which they incur for the purposes in the course of performing their duties as directors. If according to an arrangement with the board of directors one of the directors performs special duties or services outside his normal duties as a director, the board of directors may pay him a special remuneration in addition to his normal remuneration, and such remuneration shall be paid to him in the form of salary, commission, participation in profits, or in any other way.

71.
The directors shall be appointed by the Founders and the general meeting of the Company’s shareholders according to the following instructions, and shall hold office until their positions are vacated on the occurrence of any of the events described below.

(a)
Each of Ofer and Yaron Adler (hereinafter referred to as “the Founders”) shall be entitled to appoint two (2) directors to the Board of Directors. Each of the Founders will be entitled to appoint either (1) two directors or (2) one director who shall have two votes.

The number of directors that the Founders shall be entitled to appoint will change according to the Maximum Number of Directors in a way that the proportion between the Maximum Number of Directors and the number of the directors the Founders have the right to appoint shall always remain the same.

(b)	The appointment of any director by the Founders will be made by a written notice to the Company by each Founder.

(c)	Subject to paragraph (a), each director appointed by the general meeting of the Company will have a single vote.

(d)	The right to appoint a director shall include the right to remove such director and to fill any vacancy, with respect to such position, by a written notice to the Company.

(e)
The Board of Directors of the Company shall have power at any time and from time to time to appoint any person to be a director, either to fill an occasional vacancy or in addition to the current number of directors on the Board of Directors, as long as the total number of directors shall not at any time exceed the Maximum Number of Directors.

72.
Subject to the provisions of these articles, the office of a member of the board of directors shall be vacated and his term of office as a director of the company shall end immediately on the occurrence of any of the following -

(a)	if he becomes bankrupt or makes an arrangement or compromise with his creditors;

(b)	if he becomes legally incompetent;

(c)	if he gives the Company written notice of his resignation;

(d)	if he is dismissed by the person or corporate body that appointed such director (the general meeting of the Company’s shareholders or the Founders, as applicable).

73.	Subject to the provisions of Chapter Four-1 of the Companies Ordinance, the following provisions shall apply to the Company’s directors:

(a)
A director may fill any other function or hold any other office in the Company (save that of auditor) in consideration for payment, coupled with his position as a director, on such terms with regard to remuneration and other matters as the board of directors determines.

(b)
A director shall not be disqualified by virtue of his holding office as a director of the Company from holding any other office or position of profit in the Company, or in any other company in which the Company holds shares or has another interest, or from entering into contracts with the Company as seller, buyer or in any other way, either in his own name or as a director of any other company, or as a partner in a firm or in any other way, and no such contract or arrangement made by or on behalf of such accompany in which any director has any interest may be cancelled, and such director shall not be obliged to account to the Company in respect of any profit arising from any office or position of profit as aforesaid, or which results from any such agreement, merely by virtue of his being a director who holds such office, or by virtue of the fiduciary relationship created as a consequence thereof.

(c)
A director of the Company may hold office or be appointed as a director of any other company which is directly or indirectly related to the Company or its shareholders or which is founded by the Company or in which the Company has an interest as seller, shareholder or otherwise, and such director shall not be obliged to account to the company in respect of any benefits he may receive by virtue of his position as a director or member of such company.

(d)
A general notice by a director to the effect that he has an interest in a company which contracts with the Company in a particular transaction, or general notice by the director that he is an interested party in a transaction to which the Company is a party, shall be deemed to be adequate and proper disclosure of the director’s interest.

74.
Subject to the provisions of section 96RR of the Companies Ordinance, the Company may enter into a contract to insure the liability of an officer thereof, in whole or in part, for one of the following:

(a)	the breach of a duty of care to the Company or to any other person;

(b)	the breach of a fiduciary duty to the Company, provided that the officer acted in good faith and had reasonable grounds for assuming that the act would not harm the Company;

(c)	a monetary liability imposed on him in favor of any other person for an act performed by him in his capacity as an officer of the Company.

75.	Subject to the provisions of sections 96QQ and 96RR of the Companies Ordinance, the Company may identify an officer of the Company for one of the following:

(a)
a monetary liability imposed on him in favor of another person pursuant to a judgment, including a judgment given in a compromise or an arbitrator’s award confirmed by a court, by reason of an act performed by him in his capacity as an officer of the Company;

(b)
reasonable costs of litigation, including advocates’ professional fees, incurred by the officer, or which he has been ordered to pay by a court, in proceedings instituted against him by the Company or on its behalf, or by another person, or in a criminal indictment of which he is acquitted, all by virtue of an act performed by him in his capacity as an officer of the Company.

Alternates and Proxies

76.	(a)
A director may from time to time, by way of a written document signed by him, appoint not more than one person who will act as his alternate or as a substitute director at any meeting of the board of directors (or of a committee of which the appointer is a member) which he himself is unable to attend. Every such appointee shall be entitled, so long as he holds the office of an alternate or substitute, to receive notice of meetings of the board of directors and of a committee as aforesaid, and to attend and vote thereat, provided that not more than once alternate who has been appointed to act in the place of a director and who exercises this power may be present or to vote at the same meeting.

Every alternate or substitute appointed in accordance with this article may exercise all the powers and rights of the director who appointed him, save for the right to appoint an alternate or substitute director as provided in this article, at any meeting at which he is present in place of such director, but he shall vacate his office when the director who appointed him ceases to hold office as a director, or where he is dismissed from his position as alternate or substitute by way of letter signed by such director.

(b)	The provisions of article 73 above shall apply, mutatis mutandis, to substitute as mentioned in sub-clause (a) above.

77.
A director and any alternate or substitute may attend and vote by way of proxy at any meeting of the board of directors or meeting of committee of directors, provided that such proxy was appointed in writing, including by way of telegram. Such appointment may be general or for purposes of a single meeting or several meetings. A proxy appointed as aforesaid will not be entitled to vote in place of the person who appointed him at any meeting of the board of directors or of a committee wherever the appointer is himself present at the meeting, and if the person who appointed him is the alternate or substitute, wherever the director himself or his own proxy is present at such meeting.

The Director’s Activities

78.	(a)
The directors may meet for the purpose of conducting the Company’s business, adjourn their meetings and otherwise regulate them as they deem fit. Unless otherwise determined by the general meeting, a quorum for the holding of a meeting of the board of directors shall be constituted by at least one director, present in person or represented by an alternate or substitute or proxy.

(b)
Board of directors’ resolutions, save for resolutions pursuant to articles 10 and 32 above, shall be passed by a simple majority, and the chairman of the board of directors shall not have an additional or casting vote.

79.
A resolution in writing signed by all the directors holding office for the time being shall have the same validity for all intents and purposes as a resolution passed at a meeting of the board of duly convened and held.

Any such resolution may be comprised of several documents of a similar text, each of which is signed by one or more directors of the Company. For the purposes of this article, two or more directors may be represented by the same proxy, and any such proxy hall be entitled to one vote for each director or alternate whom he represents, in addition to every vote he himself has (if any).

80.	Any director may call a board of directors’ meeting at any time. If the Company has a secretary, the secretary must convene a board of directors’ meeting pursuant to a demand by any director.

81.
The directors may from time to time elect a chairman, who shall chair meetings of the board of directors, and fix the term during which he shall serve as chairman. If no such chairman has been elected, or if he is not present at any meeting, the directors present at the meeting shall elect one of their own number to serve as chairman of the meeting.

82.
The board of directors may delegate any of its powers to sub-committees of such composition as the board of directors deems fit. In exercising the powers delegated to it in this manner, every such committee shall be obliged to act in accordance with the rules prescribed by the board of directors. Every such delegation of powers and authorities, including the resolution with regard to the composition of the committee, shall only be valid if approved by not less than three-quarters of the number of directors of the Company for the time being.

83.
Any committee appointed by the board of directors may elect a chairman for its meetings. If no such chairman has been elected, or if the chairman is not present at any meeting, the members present at the meeting may elect one of their number to serve as chairman of the meeting. The meeting shall be conducted in accordance with the provisions of these articles regarding meetings of the board of directors and the procedure thereat, and subject to special directives laid down by the Company’s board of directors in the resolution appointing such committee.

84.	A committee may meet and adjourn its meetings in such manner as the members thereof deem fit.

85.
Actions performed in good faith by the board of directors or by a committee appointed by the board of directors, or by any person acting as a director or alternate or proxy of a director or alternate, shall be valid, even if it is subsequently discovered that there was a defect in the appointment of such director or of a person acting as aforesaid, or that all or some of them were disqualified, as if each and every one of such persons was duly appointed and was qualified to serve as a director or alternate proxy, as the case may be.

86.
The directors shall cause minutes to be kept of all meetings of shareholders, meetings of the board of directors and of committees of the Company. Such minutes shall mention the members who were present and shall give details of all the matters discussed at such meetings. Subject to the provisions of section 119 of the Companies Ordinance, the minutes of any meeting, when signed by the chairman of that meeting shall serve as prima facie proof of the fact that the meeting was duly convened and conducted as stated therein.

Branch Register

87.
The Company may, subject to the provisions of the law and in accordance therewith, maintain a register or registers, in any other country, of members who live in such other country, and may exercise all the other powers mentioned in the law with respect to such branch registers.

Secretary

88.	The board of directors may appoint a secretary for the Company on such terms as it deems fit. The board of directors may also appoint a substitute or substitutes for the secretary, as necessary.

Signing on behalf of the Company

89.	The rights of signature on behalf of the Company shall be determined from time to time by the Company’s board of directors.

Dividends

90.
Subject to the rights of any person entitled to shares which confer on the holders thereof special rights in regard to dividends, the profits of the Company which are available for distribution as a dividend (as defined below), where it has been decided to distribute them as a dividend, shall be applied for the payment of a dividend in respect of the shares of the Company conferring a right to receive a dividend, pro rata to the nominal value thereof.

91.
The expression “profits of the Company which are available for distribution as a dividend” in these articles means the Company’s surplus income over its expenditure according to the last financial statements of the Company prepared, in accordance with accepted accounting principles, prior to the distribution of such dividend.

92.
The Company may at a shareholders’ meeting declare a dividend to be paid to members according to their rights and benefits in profits, and fix a time for the payment. No dividend shall be declared which is greater than that recommended by the board of directors, but the Company in general meeting may declare a smaller dividend.

93.
The board of directors may from time to time pay the members an interim dividend on account of the next dividend, at such rate as they deem justified having regard to the Company’s financial situation.

94.	A transfer of shares shall not transfer the right to a dividend declared thereon after such transfer and prior to the registration of the transfer in the Company’s register of shareholders.

95.	Notice of the declaration of a dividend, whether interim or otherwise, shall be given to the registered shareholders in the manner provided below under the chapter “Notices”.

96.
Until otherwise decided by the board of directors, every dividend shall be paid by way of check or payment order to be sent by mail to the registered address of the member or the person entitled thereto, or in the case of registered joint holders, to the person whose name stands first in the shareholders’ register in relation to such joint holding. Every such check shall be drawn in favor of the person to whom it is sent.

The directors may invest any dividend which is not claimed for a period of one year after it was declared or otherwise utilize it for the benefit of the Company, until it is claimed. The Company shall not pay interest in respect of dividends or interest which has not been paid.

Reserve Fund

97.
The board of directors may from time to time set aside from the Company’s profits which are available for distribution as a dividend, as defined in article 91 above, and/or monies which according to law may be distributed as dividends, and transfer such amounts it deems fit to a revenue fund or reserve fund account. All the amounts so transferred and which for the time being stand to the credit of the revenue fund account or reserve fund account, shall serve for such objects as are determined by the board of directors in its discretion.

98.
The board of directors may establish a reserve capital account and from time to time transfer all premiums and accounts of capital to the reserve capital account, or use the premiums and monies in order to cover depreciation or emergency situations or possible losses. The board of directors may make use of all the monies standing to the credit of the reserve capital account in any manner which these articles or the law permit.

99.
All monies which are transferred and stand to the credit of the revenue and expenditure fund account or a general reserve account may, until otherwise used pursuant to the above articles, be invested, together with other monies of the Company, in the normal course of the Company’s business, and without it being necessary to distinguish between these investments and the investment of other funds of the Company, or between investments of the revenue fund account or the general reserve account and investments of the reserve capital fund.

Dividends in Specie and Capitalization of Profits

100.
Every general meeting which declares a dividend may decide that such dividend be paid, in whole or in part, by the distribution of certain assets, and in particular by shares which are deemed to be fully paid-up, debentures or debenture stock or any other security of any other company, or in several of such ways.

101.	(a)
Every general meeting may decide that monies, investments or other assets forming part of the Company’s profits which have not been distributed and which stand to the credit of the reserve fund or are in the possession of the Company, and which are available for distribution as a dividend, or which constitute premiums received in consequence of the issue of shares and which stand to the credit of the share premium account, or which constitute a fund in respect of which bonus shares can be distributed, shall be capitalized and distributed amongst those shareholders who would have been entitled thereto had they been distributed as a dividend, and in the same ration to which they are entitled to the distribution of a dividend, in such manner that they will hold this as capital, and that the money capitalized as aforesaid, in whole or in part, may be applied on behalf of shareholders for the payment up in full - at the nominal value or with the addition of such premium as determined by the resolution - of shares, debentures, debenture stock or other securities of the Company which have not been issued and which will be distributed in accordance therewith, or for the discharge of debenture stock previously issued, and that such distribution or payment shall be accepted by such shareholders as full consideration for their benefit in the amount capitalized as aforesaid. In a distribution of bonus shares, all the shareholders of the Company shall receive shares of the same class - whether or not such class of shares exists in the Company’s issued capital - or each shareholder in the Company will receive shares of a class which will confer on him the rights to receive the bonus shares or of any other class, or a combination of classes of shares, all as shall be decided by the general meeting, and provided that the distribution of bonus shares shall not have the effect of altering the ration existing prior to the distribution thereof between the shareholders’ voting powers.

(b)
For the purpose of implementing any resolution passed by the general meeting as described in this article, the directors may, in their absolute discretion, resolve any difficulty arising in connection with the distribution in such manner as they deem fit, and in particular they may pay the consideration for fractions of shares, if created, in cash or otherwise, or determine that fractions the value of which is less than one shekel will not be taken into account for the purposes of adjusting the rights of all members. The directors may also vest any money in trust in favor of the persons entitled thereto, in such manner as the directors shall deem fit. If necessary, an appropriate contract shall be submitted for registration in accordance with the Companies Ordinance, and the directors may appoint any person to sign the contract on behalf of the persons who will be entitled to the dividend or the capitalized fund.

Accounts

102.	The directors shall cause proper books of account to be kept in accordance with the provisions of any law:

(1)	of the Company’s assets and liabilities;

(2)	off all monies received and disbursed by the Company and the matters in respect of which such monies were received and disbursed.

The books of account shall be kept at the office or at such other place as the board of directors determine, and shall be open for the directors’ inspection at all times.

103.
The directors shall from time to time decide, whether for a particular instance or for a particular type of instances or generally, if and at what time and place and according to what conditions or regulations the Company’s accounts and books, or any of them, shall be open for the shareholders’ inspection. A shareholder (who is not a director) will not have any right to inspect any document of the Company, unless such right was granted to him by the law or given him by the board of directors, or according to a resolution of a shareholders’ meeting.

104.
Not later than 18 months after the incorporation of the Company, and thereafter at least once in each financial year, the directors shall submit to a meeting of the Company’s shareholders financial statements, including a profit and loss statement in respect of the period commencing from the date of the last statement or (in the case of the first financial statement) commencing from the date of the Company’s incorporation, drawn up to a date that is not earlier than nine months prior to the date of the meeting, and in accordance with each year and presented to the general meeting of shareholders, drawn up as at the same date as that of the profit and loss statement. An auditor’s report as well as the directors’ report on the Company’s financial position shall be attached to the balance sheet, as well as the amount (if any) which the directors recommend be paid as a dividend and the amount (if any) which they recommend be transferred to a reserve fund.

105.	The Company’s auditors will be appointed and will fulfill their functions in accordance with the provisions of the law.

Notices

106.
A notice or any other document may be delivered by the Company to any other person either by personal delivery or by way of dispatch by post in a registered letter addressed according to the registered address of such member in the shareholders’ register, or according to such address as the member has indicated in writing to the Company as the address for the delivery of notices or other documents.

107.
All the notices required to be given to members shall be given, in relation to shares held jointly, to the person whose name stands first in the register of members, and any notice given in such manner will be deemed to be adequate notice to the shareholders.

108.
Any member who is registered in the shareholders’ register according to an address, whether in Israel or abroad, will be entitled to have any notice he is entitled to received in accordance with these articles sent to him at such address. Subject to the provisions of the Companies Ordinance, a person who is not registered in the shareholders’ register will not be entitled to receive any notice from the Company.

109.
Any notice or other document which is delivered or sent to a member in accordance with these articles shall be deemed to have been duly delivered and sent in respect of the shares held by him, alone or by him jointly with others, even though, at such time, such member has died or become bankrupt or legally incompetent (whether or not the Company knew of his death, bankruptcy or the fact of his being legally incompetent), until another person is registered in his stead as the holder of the shares as the joint holder thereof, and such delivery or dispatch shall be deemed to be adequate delivery or dispatch to the heirs, trustees, guardians, directors or transferees, and all other persons (if any) who have a right to the shares.

110.
Any notice or document sent by the Company by mail shall be deemed to have reached its destination 72 (seventy-two) hours after the time of its delivery to the post office for posting, and in seeking to prove the delivery it shall be sufficient to prove that the letter containing the notice or the document was properly addressed and delivered to the post office as a registered letter. The non-delivery of a notice regarding a meeting or other notice to any member shall not invalidate any resolution passed at such meeting or result in the cancellation of proceedings based on such notice.

Any entry made in the normal course in the Company’s books shall be deemed to be prima facie proof of the dispatch, as recorded in such books.

111.
Where it is necessary to give prior notice of a particular number of days or notice which is valid for any particular period, the day of delivery shall be taken into account as part of the days or the period.

Reorganisation of the Company

112.
At the time of selling the Company’s property, the board of directors, or in the case of a winding up, the liquidators, if authorized to do so by a special resolution of the Company, may accept fully or partly paid-up shares, debentures or securities of another company, Israeli or foreign, whether already existing at such time or about to be formed for the purpose of acquiring the property of the Company, or part thereof, and the directors (if the profits of the Company so permit) or this liquidators (in the case of a winding-up may distribute amongst the members of the aforesaid shares or securities or any other property of the Company, without realising them, or deposit same with trustees for the members, and any special resolution may decide on a distribution or setting aside of cash, shares or other securities, rights or property of the Company, which is not exactly in accordance with the legal rights of the Company’s members, or its contributories, and on a vacation of the aforesaid securities or property, at such price and in such manner as the meeting decides, and all the shareholders will be obliged to accept any valuation or distribution which was approved as aforesaid, and to waive all their rights in this regard, save, where the Company is about to be liquidated or is in the process of being wound up, for those legal rights (if any) which, according to the provisions of the law, cannot be altered or qualified.

Indemnity

113.
Every director, business manager and officer of the Company shall be indemnified out of the Company’s property in respect of any liability undertaken by him as a director and/or in respect of any obligation he has assumed in connection with a legal defense, whether civil or criminal, in regard to accusations of negligence, failure to act, abuse of office or breach of trust in relation to the Company’s affairs, in which a judgment was given in his favor or of he was acquitted at law, or was granted relief in such trail by the court, subject to the provisions sections 96NN-96QQ of the Companies Ordinance.

Winding Up

113.
If the Company is wound up, whether voluntarily or otherwise, the liquidators may, with the approval of an extraordinary resolution, distribute any part of the Company’s property in specie amongst its members, and they may, with similar approval, deposit any part of the Company’s property in trust with trustees in favor of the members, as the liquidators, with approval as aforesaid, deem fit. The resolution approving any such distribution may also approve a distribution in a manner which is not in accordance with the legal rights of the members, and it may grant special rights to any class of members, but in the event that a resolution is passed which approves a distribution that is not in accordance with the legal rights of the members, a member who is prejudiced by this will have the same right of objection and the same rights attaching thereto as if such resolution was a special resolution passed in accordance with section 334 of the Companies Ordinance.

Subscribers’ names and ID numbers		Address	Signature
1.	Erdinast, Ben-Nathan Trusts Ltd. No. 51-167819-5	25 Nachmany St Tel - Aviv
2.	Michal Halperin	25 Nachmany St Tel - Aviv

Witness to above signatures: ____________________ Date: _________________